Exhibit 4.1

FORM OF COMMON SHARE CERTIFICATE (English Translation)

[Front side]

SHARE CERTIFICATE OF WEBZEN INC.

The     th Issuance

No.:

                     shares

                     Won

1. Name of Company:	Webzen Inc.
1. Date of Incorporation:	April 28, 2000
1. Number of Authorized Shares:	40 million shares
1. Price Per Share:	(Won)500
1. Type Of Share:	Common share in registered form
1. Date of Issuance:

This share certificate is delivered to the person named on the reverse side hereof, in order to certify that the named person is the shareholder of              shares of Webzen Inc. in accordance with its Articles of Incorporation.

Webzen Inc.

Nam Joo Kim, Representative Director (seal affixed)

[Reverse side]

To:			Delivery Date
Registration Date	Name of Shareholder	Seal	Registration Date	Name of Shareholder	Seal
1.			5.
2.			6.
3.			7.
4.			8.

[Serial Number]